Exhibit 23.1


                   CONSENT OF KPMG LLP, INDEPENDENT AUDITORS


The Board of Directors and Stockholders
BroadVision, Inc.


We consent to incorporation by reference herein of our reports dated January 26, 1999, except as to the section of Note 1 entitled "Stock Splits" which is as of March 13, 2000, related to the consolidated balance sheet of BroadVision, Inc. and subsidiaries as of December 31, 1998, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the two-year period ended December 31, 1998, and the related financial statement schedule, which reports appear in the December 31, 1999, annual report on Form 10-K of BroadVision, Inc.


                                                       KPMG LLP


Mountain View, California
April 12, 2000


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